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                                                                   EXHIBIT 21

              ALLIED LIFE FINANCIAL CORPORATION SEVERANCE PAY PLAN



                                    ARTICLE I
                               PURPOSE OF THE PLAN

                  The ALLIED Life Financial Corporation Severance Pay Plan (the "Plan") has been established by ALLIED Life Financial Corporation (the "Company"), effective as of June 3, 1998, to provide for the payment of severance pay and/or pay in lieu of notice under certain circumstances. This Plan supersedes any and all previous severance practices and policies of the Company and its subsidiaries and affiliates with respect to which the Plan is extended.


                                   ARTICLE II
                                   DEFINITIONS

                  "ADMINISTRATOR" means the Vice President, Human Resources, of the Company.

                  "AWARD" has the meaning specified in Article VI.

                  "BASE SALARY" means the Employee's base rate of pay in effect on the date the Employee's employment terminates.

                  "BENEFICIAL OWNER" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

                  "BOARD" means the Board of Directors of the Company.

                  "CAUSE" means, with respect to the termination of an Eligible Employee's employment with an Employer, termination (or deemed termination) because the Eligible Employee has consistently failed to function as required by Employer standards. In the event an Eligible Employee's employment terminates for any reason and the Administrator subsequently determines that Cause for termination existed at the time the Employee's employment terminated, such Eligible Employee shall be deemed to have been terminated for Cause.

                  "CHANGE IN CONTROL" shall be deemed to have occurred upon the first to occur of the following:

                  (i) Any person other than (a) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (b) a corporation owned directly or indirectly by the shareholders of the Company in substantially




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                           the same proportions as their ownership of stock of
                           the Company, or (c) ALLIED Mutual Insurance Company, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the total voting power represented by the Company's then outstanding voting securities; or

                  (ii) During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board plus any new Director (a) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the Directors at the beginning of the period or whose election or nomination for election was previously so approved or
                           (b) whose nomination for election by the Company's shareholders was made pursuant to the Stock Rights Agreement between the Company and ALLIED Mutual, cease for any reason to constitute a majority thereof; or

                  (iii) The shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least eighty percent (80%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareowners of the Company approve a plan of the shareowners of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

                  However, in no event shall a Change in Control be deemed to have occurred, with respect to an Eligible Employee, if the Eligible Employee is part of a purchasing group which consummates the Change-in-Control transaction. The Eligible Employee shall be deemed "part of a purchasing group" for purposes of the preceding sentence if the Eligible Employee is an equity participant in the purchasing company or group (except for (i) passive ownership of less than three percent (3%) of the stock of the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing Directors).

                  "DIRECTOR" means a member of the Board.

                  "EFFECTIVE DATE" means June 3, 1998.

                  "ELIGIBLE EMPLOYEE" means an Employee who has been employed by an Employer for at least six months and designated as eligible for benefits hereunder by the Administrator. Part-time employees generally will not receive benefits under the Plan.



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                  "ELIGIBLE TERMINATION OF EMPLOYMENT" means the involuntary termination or resignation with the approval of an Employer of an Eligible Employee's employment. Notwithstanding the foregoing, an Eligible Employee shall not be deemed to have incurred an Eligible Termination of Employment if the Eligible Employee's termination results from his (a) death, (b) termination for Cause, or (c) transfer of employment to an affiliate or successor of an Employer.

                  "EMPLOYEE" means any individual who is regularly employed by an Employer, but not including a consultant, an independent contractor or any member of the Board of Directors of an Employer who is not otherwise an Employee of an Employer.

                  "EMPLOYER" means the Company and each of its subsidiaries.

                  "PLAN" means this ALLIED Life Financial Corporation Severance Pay Plan.

                  "PLAN YEAR " means for the first plan year, June 3, 1998 to December 31, 1998, and the calendar year for each year thereafter.

                  "YEAR OF SERVICE" means each year, or portion thereof, during which an Eligible Employee worked for one or more Employers.


                                 ARTICLE III
                                ADMINISTRATION

                  The Plan shall be administered by the Administrator, who shall have full authority, consistent with the Plan, to administer the Plan, including authority to interpret, construe and apply any provisions of the Plan. The Administrator shall have the further authority to extend the coverage of the Plan to Company subsidiaries and other affiliates. The decisions of the Administrator shall be final and binding on all parties.

                  The Administrator shall be the Plan Administrator for purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Administrator shall be the named fiduciary of the Plan for purposes of ERISA.

                  The Administrator may delegate to any person, committee or entity any of his or her respective duties hereunder and the decisions of any such person with respect to such delegated matters shall be final and binding in accordance with the first paragraph of this section. This section shall constitute the Plan's procedures for the allocation of responsibilities for the operation and administration of the Plan (within the meaning of Section 405(c) of ERISA).


                                  ARTICLE IV
                         SEVERANCE BENEFIT CONDITIONS

                  An Eligible Employee's receipt of Severance Benefits pursuant to Article V shall be subject to the following conditions precedent:


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                  1. Such Eligible Employee must have experienced an Eligible
             Termination of Employment; and

                  2. Such additional conditions as the Administrator shall
             impose on the payment of benefits including, but not limited to, the execution of a release, an agreement not to use or disclose confidential information of an Employer, repayment of any debts or obligations owed to the Company and/or the offset of any benefits payable under another plan or program of an Employer.

                  If additional conditions are imposed pursuant to paragraph 2, they shall be set forth in a writing, signed by the Administrator or his or her delegate, and delivered to the Employee.


                                    ARTICLE V
                               SEVERANCE BENEFITS

                  Each Eligible Employee who satisfies the benefit conditions described in Article IV shall receive a lump sum payment in an amount equal to one week's Base Salary for each Year of Service or such greater or lesser amount as determined by the Administrator in his or her sole discretion (the "Severance Benefits"). In determining the amount of any Plan benefit, the administrator can take into account any factors he or she deems relevant including, but not limited to, the conditions imposed pursuant to Article IV on the receipt of such benefit, the Employee's performance and/or the circumstances of the Employee's termination.

                 The amount of the benefit payment, and any additional conditions thereto, shall be determined by the Administrator and shall be specified in a writing signed by the Administrator or the Administrator's delegate (an "Award"). An Employee shall not have the right to any benefits except as specified in an Award. If an Employee is not designated in such an Award, he or she shall not be an Eligible Employee.

                  Each Eligible Employee who receives an Award for Severance Benefits described in this Article V shall also be entitled to Employer-provided continuation of health benefits to the extent that the Eligible Employee received such benefits while employed ("Benefit Continuation"). The Eligible Employee shall be entitled to such Benefit Continuation for a number of months equal to such Eligible Employee's Years of Service divided by four rounded to the next highest whole number; for example, an Eligible Employee with less than four Years of Service would receive one month of Benefit Continuation and an Eligible Employee with between four and eight Years of Service would receive two months of Benefit Continuation. Any Benefit Continuation provided hereunder would be treated as fulfilling the Employer's COBRA requirements and in no case would Benefit Continuation exceed the maximum time period under COBRA.

Notwithstanding the foregoing, the Eligible Employee shall not be entitled to any Benefit Continuation as of the date comparable health and welfare benefits are made available to such Eligible Employee by a new employer or other person or entity that has retained such Eligible Employee to provide services.



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                                   ARTICLE VI
                          ENHANCED BENEFITS CONDITIONS

                  An Eligible Employee's receipt of Enhanced Benefits pursuant to Article VII shall be subject to the following conditions precedent:

                  1. During the period commencing on a Change in Control and ending on the first anniversary of such Change in Control, such Eligible Employee:

                           (i) is terminated by his or her Employer without Cause;

                           (ii) terminates employment following a material diminution in responsibilities;

                           (iii) terminates employment following a reduction in base pay or bonus or other incentive compensation opportunity;

                           (iv) terminates employment following a relocation without his or her consent to an office more than 25 miles from his or her current location; or

                           (v) voluntarily terminates employment with the consent of the Company, and

                  2. The execution of a general release in a form reasonably acceptable to his or her Employer and the Company.

                  Such Enhanced Benefits shall be in addition to, rather than in lieu of, any benefits to which the Eligible Employee may become entitled pursuant to any other provisions of this Plan.


                                   ARTICLE VII
                                ENHANCED BENEFITS

                  Enhanced Benefits shall consist of (a) an additional lump sum equal to the Eligible Employee's Base Salary for a period commencing on the effective date of his or her termination and ending on the later of the three month anniversary of such termination or the first anniversary of the Change in Control (such period, the "Enhanced Benefit Period"), (b) Benefit Continuation for the Enhanced Benefit Period, provided that such Benefit Continuation shall cease on the date comparable health benefits are made available to such Eligible Employee by a new employer or other person or entity that has retained such Eligible Employee to provide services and (c) outplacement services appropriate to the Eligible Employee's length of service and position (as determined by the Plan Administrator in his or her own discretion).



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                                  ARTICLE VIII
                            AMENDMENT AND TERMINATION

                  The Plan may be modified or amended from time to time in any manner by action of the Board. The Plan may be discontinued on any date by the Board. Notwithstanding the foregoing, the Plan may not be modified, amended or terminated for one year following a Change in Control.


                                  ARTICLE IX
                               CLAIMS PROCEDURE

                  An Employee whose employment with an Employer is involuntarily terminated or who resigns with the approval of an Employer and who does not receive an Award can make a written claim. If an Employee who makes such a claim is denied benefits for any reason, the Employee will be notified in writing within 90 days after the claim is submitted or will receive a written notice within that period of time stating an additional 90 days is needed to rule upon the claim. In that case, the Employee will receive a written notice within 180 days. The notification will:

                  1. Indicate the reasons for the denial and cite the specific plan provisions upon which the denial is based; and

                  2. Describe any additional information that may be needed for approval of the Employee's application and explain the review procedure.

                  An Employee can request a review of the denial within 90 days after the time he or she receives the denial notice. The written request should be sent to:

                  The Compensation Committee of the Board of Directors ALLIED Life Financial Corporation
                  701 5th Ave.
                  Des Moines, IA  50391-2000

                  Within 60 days after receiving the written appeal, the claims committee will notify the Employee in writing of its final decision, unless the claims committee notifies the claimant in writing that special circumstances require an extension (for no more than a single additional 60- day period), in which case the claims committee will render its written decision within 120 days after receiving the written appeal. This decision must contain specific reasons and references to the plan provisions on which the denial is based.




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                                    ARTICLE X
                               GENERAL PROVISIONS

                  A. NO ASSIGNMENT BY PARTICIPANTS. Each Eligible Employee's rights hereunder are personal, and no Eligible Employee may assign or transfer any part of his or her rights or duties hereunder, or any benefits due to him or her hereunder, to any other person.

                  B. GOVERNING LAW. The Plan shall, in all respects, be governed by, and construed and enforced in accordance with, the laws of the State of Iowa without reference to the principles of conflicts of law, except to the extent preempted by ERISA.

                  C. PAYROLL AND WITHHOLDING TAXES. An Employer may withhold from any amounts payable to an Eligible Employee hereunder, or from any other amounts payable to any Eligible Employee, all federal, state, city or other taxes that an Employer may reasonably determine are required to be withheld in connection with the benefits provided hereunder pursuant to my applicable law or regulation.

                  D. FUNDING. The Plan shall be unfunded. Benefits under the Plan shall be paid from the general assets of the Employer from which the Employee terminates employment.

                  E. CONSTRUCTION OF THE PLAN. The titles to Articles and Sections are for general information only and the Plan is not to be construed by reference thereto. The masculine pronoun includes the feminine and the singular form includes the plural wherever such usage would apply.

                  F. NO WAIVER. An Employee's failure to insist upon strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement. A waiver of any provision of this Agreement shall not be deemed a waiver of any other provision, and any waiver of any default in any such provision shall not be deemed a waiver of any later default thereof or of any other provision.

                  IN WITNESS WHEREOF, the Company has caused this plan document to be executed by its duly authorized officer, as of the 3rd day of June, 1998.


                                       ALLIED Life Financial Corporation



                                       By:  /s/ Sam Wells
                                          ---------------------
                                       Title:   President




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